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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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The Spectranetics Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Spectranetics Corporation

96 Talamine Court
Colorado Springs, CO 80907
(719) 633-8333

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 26, 2003

      The Annual Meeting of the Shareholders of THE SPECTRANETICS CORPORATION will be held at the the Antlers Adam’s Mark Hotel, Colorado Springs, Colorado on June 26, 2003, at 10:00 a.m. (MDT) for the following purposes:

1.	To elect one member of the Board of Directors to serve a three-year term until the 2006 Annual Meeting of Shareholders, or until his successor is elected and has been duly qualified.

2.	To ratify the appointment of KPMG LLP as independent auditors for the current fiscal year.

      Only shareholders of record as of the close of business on April 28, 2003, the record date, will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

      Shareholders are requested to complete, date, sign and return the enclosed proxy card in the accompanying postage-paid envelope we have provided as soon as possible. Submitting your proxy with the proxy card will not affect your right to vote in person should you decide to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

John G. Schulte
President and Chief Executive Officer

Colorado Springs, Colorado

April 29, 2003

The Spectranetics Corporation

96 Talamine Court
Colorado Springs, CO 80907
(719) 633-8333

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 26, 2003

PROXY STATEMENT

SOLICITATION OF PROXIES

      This Proxy Statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of THE SPECTRANETICS CORPORATION (the “Company” or “SPNC”) for use at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at the Antlers Adam’s Mark Hotel, 4 S. Cascade Avenue, Colorado Springs, Colorado on June 26, 2003, at 10:00 a.m. (MDT) and at any adjournments or postponements thereof. This Proxy Statement and Proxy are being mailed to shareholders on or about May 9, 2003.

      The cost of soliciting Proxies is being borne by the Company. The Company’s officers, directors and other regular employees, without additional compensation, may solicit Proxies by telephone or by oral communication or by other appropriate means. The Company does not currently anticipate hiring a firm to solicit Proxies. The Company will pay all costs related to the preparation of the Proxy Statement, including legal fees, printer costs and mailing costs.

      If the enclosed Proxy is properly executed, returned and unrevoked, the shares represented thereby will be voted in the manner specified. If no specification is made in a properly executed Proxy received by the Company, then the Proxy shall be voted FOR (i) the election of the one (1) nominee to the Board of Directors listed herein; and (ii) ratification of the appointment of KPMG LLP as the Company’s independent auditors. If you own shares of common stock through a broker, bank or nominee that holds the shares for your account in “street name”, you should follow the instructions provided by your broker, bank or nominee to vote your shares.

      A Proxy may be revoked by a shareholder at any time prior to the exercise thereof by written notice to the Secretary of the Company, by submission of another Proxy bearing a later date, or by attending the Meeting and voting in person.

RECORD DATE AND VOTING OF SECURITIES

      Only holders of record of the Company’s $.001 par value common stock (“Common Stock”) outstanding as of the close of business on April 28, 2003, will be entitled to notice of and to vote on matters presented at the Meeting or any adjournments or postponements thereof. As of April 28, 2003 there were 24,131,575 shares of Common Stock outstanding. Each share of Common Stock will be entitled to one vote on each matter presented at the Meeting, and there is no cumulative voting.

      In order to constitute a quorum for the conduct of business at the Meeting, a majority of the outstanding shares of Common Stock entitled to vote at the Meeting must be represented at the Meeting. Shares represented by Proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

      Each matter is tabulated separately. Directors will be elected by a plurality of the shares voting, which means that abstentions and broker non-votes will not affect the candidates receiving the plurality of votes. Adoption of the other proposal requires the affirmative vote of a majority of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders (thereby effectively counting as votes against such proposals), whereas broker non-votes are not counted for any purpose in determining whether a proposal has been approved.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as to the number of shares of Common Stock of SPNC beneficially owned as of March 31, 2003, by (i) all persons known by the Company to be beneficial owners of more than 5% of its Common Stock (of which the Company believes there are none); (ii) each of SPNC’s directors; (iii) the Named Executive Officers (as defined on page 7 hereof); and (iv) all of the current executive officers and directors of SPNC as a group. Except as otherwise indicated, SPNC believes that the beneficial owners of the Common Stock listed below, based solely on information furnished by such holders, have sole voting and dispositive power with respect to such shares, subject to community property laws, where applicable. “Percentage of Outstanding Shares” is based on 24,131,485 shares of Common Stock outstanding on March 31, 2003.

			Total Shares	Percentage of
	Shares	Right to	Beneficially	Outstanding
Name and Address(1)	Owned(2)	Acquire(3)	Owned	Shares

Directors, Named Executive Officers and 5% Shareholders:
Cornelius C. Bond, Jr.	117,684	191,254	308,938	1.3%
R. John Fletcher	—	25,000	25,000	*
Emile J. Geisenheimer	48,364	293,334	341,698	1.4%
Martin T. Hart(4)	73,800	—	73,800	*
Joseph M. Ruggio, M.D.	3,500	177,180	180,680	*
John G. Schulte	28,846	150,000	178,846	*
Guy A. Childs	5,530	59,405	64,935	*
Lawrence E. Martel, Jr.	28,135	296,430	324,565	1.3%
Christopher Reiser, Ph.D.	151,629	171,384	323,013	1.3%
Bruce E. Ross	83,150	273,880	357,030	1.5%
Joseph A. Largey(5)	46,000	957,832	1,003,832	4.0%
Paul C. Samek(6)	15,000	130,000	145,000	*
All current executive officers and directors as a group (11 persons)(7)	541,638	1,764,386	2,306,024	8.9%

(1)	The address of each of the directors and the Named Executive Officers listed herein other than Messrs. Largey and Samek is c/o The Spectranetics Corporation, 96 Talamine Court, Colorado Springs, CO 80907.

(2)	Includes shares for which the named person has sole voting and investment power or shared voting and investment power with a spouse. Excludes shares that may be acquired through stock option exercises.

(3)	Shares that can be acquired through stock options exercisable through May 30, 2003.

(4)	Mr. Hart was appointed to the Board of Directors on December 9, 2002 to fill the vacancy created by James A. Lent’s resignation in October 2002.

(5)	Mr. Largey, former President and Chief Executive Officer, separated from the Company effective May 10, 2002. On June 17, 2002, Mr. Largey resigned from the Board of Directors. Shares owned and shown in the table reflect information available to the Company as of May 31, 2002. Mr. Largey’s shares owned include 11,500 shares for which Mr. Largey may have the right to direct the vote (pursuant to informal understandings) that are owned of record by two of his adult sons. Mr. Largey gifted these shares to his sons and disclaims beneficial ownership of all such shares. The last known address of Mr. Largey is 4865 Longwood Point, Colorado Springs CO 80906.

(6)	Mr. Samek, former Chief Financial Officer and Vice President, Finance, separated from the Company effective May 10, 2002. Shares owned and shown in the table reflect information available to the Company as of May 31, 2002. The last known address of Mr. Samek is 235 Stonebeck Lane, Colorado Springs, CO 80906.

(7)	Excludes shares held by Mssrs. Largey and Samek, each of whom separated from the Company during 2002.

BOARD OF DIRECTORS

      The following table lists the members of the Board of Directors of SPNC, their ages as of March 31, 2003, their positions with the Company, the year first elected as a director, and the expiration of their current term.

			Director	Term
Name	Age	Positions with the Company	Since	Expires

Cornelius C. Bond, Jr.	69	Director	1994	2004
R. John Fletcher(1)	57	Director	2002	2003
Emile J. Geisenheimer	55	Chairman of the Board of Directors	1990	2005
Martin T. Hart(2)	67	Director	2002	2004
Joseph M. Ruggio, M.D.	48	Director	1997	2004
John G. Schulte	54	President and Chief Executive Officer, Director	1996	2005

(1)	Nominated for re-election to the Board for a three-year term.

(2)	Mr. Hart was appointed to the Board of Directors on December 9, 2002 to fill the vacancy created by James A. Lent’s resignation in October 2002.

      The Board of Directors is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At each annual meeting only directors of the class whose term is expiring will be voted upon, and upon election each such director will serve a three-year term. The Board of Directors may determine from time to time the size of the Board of Directors, but in no event can it determine to have a Board consisting of less than four or more than eight directors. The size of the Board is currently set at seven. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director will hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

      The Board of Directors currently has a vacancy created by the resignation of Joseph A. Largey in June 2002. In connection with the settlement of the proxy contest in 2002 between the Company and Steven Sweet, Mr. Largey, Mr. Samek, Lawrence McKinley and Sharon Sweet (the “Sweet Group), one additional director who is unaffiliated with, and independent of, any of the Company’s directors and the Sweet Group, will be appointed by the Board to fill such vacancy.

      The Company is not aware of any family relationships among any of the directors and executive officers of the Company.

DIRECTOR COMPENSATION

      Non-employee directors are eligible to participate in the Company’s 1997 Equity Participation Plan (the “Plan”), which was approved by shareholders on June 9, 1997. However, on May 10, 2002, the Board agreed that after that date no further stock options would be granted to non-employee directors until and unless a new program relating to equity incentives for non-employee directors was submitted to, and approved by, the shareholders of the Company. An amendment to the 1997 Equity Participation Plan was submitted to the shareholders for approval and was approved at the Annual Meeting of Shareholders held on August 5, 2002. The amendment revised the stock option program for independent directors and provides that (i) each person who becomes a non-employee director on or after August 5, 2002 will be granted on the date of his or her election or appointment an option to purchase 45,000 shares of Common Stock; (ii) each non-employee director who, but for the Board’s action on May 10, 2002, would have been entitled to receive an option grant under the Plan on or after May 10, 2002 but before the date on which the amendment is approved will be granted on the date of such shareholder approval an option to purchase 45,000 shares of Common Stock; and (iii) each non-employee director will be granted on each third anniversary of his or her prior option grants under the Plan or his or her option grant described above, as applicable (so long as he or she remains a non-employee director at the close of business on such date), an option to purchase 45,000 shares of Common Stock. The exercise price of the options shall equal 100% of fair market value of a share of Common Stock on the grant date. The option grants described above will vest equally over a three-year period.

      Non-employee directors receive $2,500 for each Board meeting attended in person and $1,000 for meetings attended by telephone. Board members are reimbursed for expenses associated with their attendance at Board meetings and committee meetings. Board members also receive $2,500 per diem when serving as a consultant to the Company. No per diem consulting payments were made during 2002.

      In recognition of Mr. Geisenheimer’s continuing high level of commitment to the Company as Chairman of the Board, Mr. Geisenheimer receives a retainer for consulting services he provides to the Company, which totaled $75,000 during the year ended December 31, 2002. A retainer for consulting services has been in place since 1996. Mr. Geisenheimer did not receive any additional compensation for his service as Acting President and Chief Executive Officer from May 2002 through January 2003.

BOARD COMMITTEES AND MEETINGS

      In 2002, the Board of Directors met 14 times. No Director attended fewer than 75% of the Board meetings. During 2002, the Company had an Audit Committee comprised of Messrs. Bond, Schulte and James A. Lent, and after Mr. Lent’s resignation from the Board in January 2002, Mr. Fletcher was appointed to the Audit Committee. The Audit Committee, among other things, recommends engagement of the Company’s independent auditors, periodically reviews the services rendered by independent auditors and reviews and evaluates the Company’s accounting procedures and its system of internal accounting controls. Five meetings of the Audit Committee were held in 2002. Each member of the Audit Committee is “independent” as required by the listing requirements of the NASDAQ stock market. The current members of the Audit Committee are Messrs. Bond, Fletcher and Hart. Concurrently with Mr. Schulte’s appointment as President and Chief Executive Officer in January 2003, Mr. Hart was appointed Chairman of the Audit Committee. For additional information regarding the Audit Committee, see the Audit Committee report included at page 12 herein.

      Pursuant to Section 407 of the Sarbanes Oxley Act, the SEC has adopted rules requiring the Company to disclose whether the Company’s Audit Committee has at least one “audit committee financial expert,” as that term is defined in the SEC’s rules and regulations. The Board of Directors has determined that Martin Hart qualifies as an audit committee financial expert, as defined in the SEC’s rules and regulations.

      The Board has a Compensation Committee, which, in 2002, initially consisted of Messrs. Bond, Lent and Woodall. Mr. Lent retired from the Board of Directors in January 2002 and Mr. Woodall retired from the Board of Directors in May 2002. Messrs. Fletcher and Ruggio were appointed to serve on the Compensation Committee during June 2002 and December 2002, respectively, to fill the vacancies created by the retirements of Messrs. Lent and Woodall. The Compensation Committee met two times in 2002 to review and approve the Company’s compensation and benefit plans, among other things. The Compensation Committee also approves stock option grants to executive officers of the Company. At all times during 2002, each of the members of the Compensation Committee qualified as “non-employee directors” pursuant to Rule 16b-3 of the Exchange Act and “outside directors” pursuant to Section 162(m) of the Internal Revenue Code. The Compensation Committee is currently comprised of Messrs. Bond, Fletcher and Ruggio. For additional information regarding the Compensation Committee, see the Compensation Committee Report included at page 13 herein.

BUSINESS EXPERIENCE OF DIRECTORS

      John G. Schulte has served as a Director of SPNC since August 1996. Mr. Schulte was appointed President and Chief Executive Officer of SPNC in January 2003. Mr. Schulte was formerly President and Chief Executive Officer of Consensus Pharmaceuticals, a privately held biotechnology company. Mr. Schulte had been President and Chief Executive Officer of Somnus Medical Technologies, Inc., a medical device company specializing in the design, development, manufacturing and marketing of minimally invasive medical devices for the treatment of upper airway disorders, from November 1998 until its acquisition by Gyrus Group, PLC, a European medical device company, in 2001. Previously, Mr. Schulte was President of the Surgical Products Division of Genzyme Corporation, a medical device company specializing in anti-adhesion products for general surgery and cardiovascular medical devices and instruments. From November 1996 to June 1997, he served as Senior Vice President and General Manager of the International and Peripheral Division of Target Therapeutics, Inc., a medical device company specializing in the treatment of vascular diseases of the brain, which was acquired by Boston Scientific Corporation in April 1997.

      Cornelius C. Bond, Jr. has served as a Director of SPNC since June 1994. He served as a member of the Board of Directors for Advanced Interventional Systems, Inc. (“LAIS”) from 1986 until June 1994, when LAIS merged with SPNC. He is a retired general partner of New Enterprise Associates, a large national venture capital firm, having become a general partner in 1982. He serves on the board of RF Monolithics, a public company that develops and markets radio frequency component and module products for the automotive, distribution, industrial, consumer and telecommunications markets. He also serves as a board member for several privately held companies.

      R. John Fletcher was appointed to the Board of Directors on March 7, 2002 to fill the vacancy created by James A. Lent’s resignation in January 2002. Mr. Fletcher is currently Chief Executive Officer of Fletcher Spaght, Inc. (FSI), a strategy consulting organization, which he founded in 1983, and Managing Director of Fletcher Spaght Ventures, a venture fund. Prior to FSI, Mr. Fletcher was a manager at the Boston Consulting Group. He has an MA in Finance from The Wharton School and an MBA from Southern Illinois University. Mr. Fletcher is a director of AutoImmune, Inc., a public biotechnology company developing orally-administered pharmaceutical products, and NMT Medical, Inc., a public medical device company that designs, develops and markets minimally invasive devices for the prevention of cardiac sources of stroke.

      Emile J. Geisenheimer has served as a Director of SPNC since April 1990 and was appointed Chairman of the Board in June 1996. He was appointed Acting President and Chief Executive Officer of SPNC in May 2002 and served in this role through January 2003. He has served as President of Madison Investment Partners, Inc., a private equity investment firm, since January 1995. Prior to forming Madison Investment Partners, he was general partner of Nazem and Company, a venture capital management firm, from November 1989 to January 1995.

      Martin T. Hart was appointed to the Board of Directors in December 2002. He has been a private investor for the past 33 years, during which time he served as an executive officer or board member of many of the companies in which he invested. Prior to that he was a managing partner of Main LaFrentz & Company, an international accounting firm that was eventually merged with KPMG. Mr. Hart has served on the board of many public companies. He currently serves on the board and is a member of the audit committee for several public companies, including MassMutual Corporate Investors, an investment company, MassMutual Participation Investors, an investment company, T-Netix Inc., a telecommunications company and ValueClick, an internet media company.

      Joseph M. Ruggio, M.D. has served as a Director of SPNC since February 1997. Dr. Ruggio is a practicing interventional cardiologist. Since June 1994, Dr. Ruggio has served as President and Chief Executive Officer of Pacific Cardiovascular Associates Medical Group, Inc., a large cardiovascular professional corporation. He also serves as Chairman and President of Via Vitae, a cardiovascular disease management company, which was founded in February 1996. Dr. Ruggio served as founder and Chairman of UltiMed, Inc., a cardiovascular medical services organization, which was founded in July 1995. From August 1985 to December 1995, Dr. Ruggio served as Chairman of the Department of Cardiology and Director of Invasive Interventional Cardiology for FHP, Inc.

EXECUTIVE OFFICERS

      The current executive officers of the Company, their positions with the Company and their ages as of March 31, 2003 are as follows:

Name	Age	Office

John G. Schulte	54	President and Chief Executive Officer
Bruce E. Ross	54	Executive Vice President, Customer and Product Programs
Guy A. Childs	37	Vice President, Chief Financial Officer
Adrian E. Elfe	58	Vice President, Quality Assurance and Regulatory Affairs
Lawrence E. Martel, Jr.	52	Vice President, Operations
Christopher Reiser, Ph.D.	48	Vice President, Technology and Clinical Research

      Each executive officer of the Company serves at the discretion of the Board of Directors. The Company is not aware of any family relationships among any of the directors and executive officers of the Company. Biographical information regarding Mr. Schulte is set forth under the heading “BUSINESS EXPERIENCE OF DIRECTORS.”

      Bruce E. Ross was appointed Executive Vice President, Customer and Product Programs in January 2003. In June 2002, Mr. Ross was appointed Acting Chief Operating Officer, a position he held until January 2003. Mr. Ross joined Spectranetics in July 1998 as Vice President, Sales and Service, of the Americas. Mr. Ross came to Spectranetics from Picker International, a subsidiary of G.E.C. plc, where he was serving as Vice President and General Manager of Picker International (Europe). Prior to that position, Mr. Ross served as President of Picker International Canada, Inc. He spent a total of 10 years with Picker developing successful sales strategies that increased business unit revenues and profitability. Previous to his experience at Picker, Mr. Ross served as Vice President of Sales and Marketing at Nicolet Biomedical, Inc.

      Guy A. Childs was appointed Vice President, Chief Financial Officer in January 2003. In June 2002, Mr. Childs was appointed Acting Chief Financial Officer, a position he also held from May 1999 to December 1999. Since joining SPNC in September 1991, Mr. Childs has held various accounting and financial management positions, the most recent being Director of Finance, which he held from January 2000 to June 2002. Prior to joining SPNC, Mr. Childs worked for the public accounting firm of Deloitte & Touche, LLP serving as a senior accountant on various audit engagements in the financial services, healthcare and manufacturing industries.

      Adrian E. Elfe was appointed Vice President, Quality Assurance and Regulatory Affairs, in November 1996. He served as Director of Quality Assurance and Regulatory Compliance since first employed by SPNC in April 1990. Prior to joining SPNC, Mr. Elfe directed quality system planning and implementation for nine different companies.

      Lawrence E. Martel, Jr., was appointed Vice President, Operations, of SPNC in August 1994 and served as Director of Operations since first employed by SPNC in January 1993. Prior to that time, he served nine years as Vice President of Operations with Mountain Medical Equipment, Inc., a manufacturer of respiratory medical devices for use in the home health care and institutional health markets.

      Christopher Reiser, Ph.D., was appointed as Vice President, Technology and Clinical Research in June 1998. In November 1997, Dr. Reiser was appointed Vice President, Engineering. From December 1993 to

November 1997, he served as the Company’s Director of Engineering. Dr. Reiser joined SPNC in December 1992 as Manager of Laser Product Development. From January 1989 to October 1992, he served as Director of Technology at Cymer Laser Technologies, a manufacturer of excimer laser systems for the semiconductor industry.

EXECUTIVE COMPENSATION

      The following table sets forth the annual and long-term compensation awards paid by SPNC for the fiscal years ended December 31, 2002, 2001 and 2000 to those persons who were either (i) the Chief Executive Officer of the Company during the last completed fiscal year; (ii) one of the other four most highly compensated executive officers who were serving as executive officers on December 31, 2002, whose total annual salary and bonus exceeded $100,000 or (iii) any other individual that would have been one of the four most highly compensated had they been employed as an executive officer at December 31, 2002 (collectively, the “Named Executive Officers”):

Summary Compensation Table

							Long-Term
		Annual Compensation					Compensation
							Awards
					Other				All Other
Name and Principal Position	Year	Salary($)		Bonus($)	Compensation($)		Options(#)		Compensation($)

Emile J. Geisenheimer(1)	2002	$—		—	—		—		—
Chairman of the Board,	2001	—		—	—		—		—
Acting President and Chief Executive Officer	2000	—		—	—		—		—
Bruce E. Ross	2002	$193,769		100,868	—		—		4,216	(2)
Executive Vice President,	2001	168,820	(3)	97,215	—		42,692	(3)	—
Customer and Product Programs	2000	182,115		110,626	—		70,000		—
Lawrence E. Martel, Jr.	2002	$140,601		40,639	—		—		6,440	(4)
Vice President, Operations	2001	118,631	(5)	55,140	—		30,000	(5)	—
	2000	124,231		—	—		70,000		—
Christopher Reiser, Ph.D.	2002	$134,007		37,726	—		—		2,539	(2)
Vice President, Technology	2001	114,068	(6)	51,000	—		28,846	(6)	4,285	(7)
and Clinical Research	2000	120,673		—	—		60,000		—
Guy A. Childs	2002	$108,578		37,999	—		70,000		4,721	(8)
Vice President, Chief	2001	91,838		23,203	—		—		—
Financial Officer	2000	90,608		—	—		19,500		—
Joseph A. Largey(9)	2002	$286,096	(10)	—	—		—		—
Former President and Chief	2001	259,565	(11)	156,020	—		80,308	(11)	3,515	(12)
Executive Officer	2000	279,274		—	—		150,000		3,515	(12)
Paul C. Samek(13)	2002	$178,483	(14)	—	—		—		—
Former Vice President,	2001	155,132	(15)	69,360	—		39,231	(15)	5,828	(7)
Finance and Chief Financial	2000	170,000		—	112,612	(16)	100,000		—
Officer

(1)	Mr. Geisenheimer served as Acting President and Chief Executive Officer from May 2002 until January 2003, when John G. Schulte was appointed as President and Chief Executive Officer. Mr. Geisenheimer did not receive any compensation for his service as Acting President and Chief Executive Officer. For a discussion of his compensation as Chairman of the Board of Directors see page 4 under the heading “Director Compensation”.

(2)	Amount represents Company matching contribution to Company-sponsored 401(k) plan, pursuant to an arrangement available to all employees, whereby 50% of individual contributions to the 401(k) plan, up to a maximum of 4% of the individual’s compensation, are matched by the Company.

(3)	Mr. Ross’s salary was reduced by $18,500 and he received 42,692 stock options at the then fair market value vesting over an 18-month period in exchange for the salary reduction. The number of stock options granted was determined using the Black-Scholes option pricing model utilizing assumptions based on current market norms.

(4)	Amount includes vacation paid but not taken of $3,904, pursuant to Company policy that allows employees to a payout related to vacation earned but not taken, but only to the extent of actual vacation taken in the last 12 months, provided the payout does not exceed 80 hours, and a Company matching contribution to the Company-sponsored 401(k) plan of $2,536.

(5)	Mr. Martel’s salary was reduced by $13,000 and he received 30,000 stock options at the then fair market value vesting over an 18-month period in exchange for the salary reduction. The number of stock options granted was determined using the Black-Scholes option pricing model utilizing assumptions based on current market norms.

(6)	Mr. Reiser’s salary was reduced by $12,500 and he received 28,846 stock options at the then fair market value vesting over an 18-month period in exchange for the salary reduction. The number of stock options granted was determined using the Black-Scholes option pricing model utilizing assumptions based on current market norms.

(7)	Represents vacation paid but not taken. Company policy allows employees to a payout related to vacation earned but not taken, but only to the extent of actual vacation taken in the last 12 months, provided the payout does not exceed 80 hours.

(8)	Includes $2,769 for vacation paid but not taken and $1,952 for Company matching contribution to Company-sponsored 401(k) plan available to all employees.

(9)	Mr. Largey separated from the Company effective May 10, 2002. See page 10 for a discussion of the separation arrangement.

(10)	Includes $173,170 paid to Mr. Largey in 2002 pursuant to the terms of his separation agreement.

(11)	Mr. Largey’s salary was reduced by $34,800 and he received 80,308 stock options at the then fair market value vesting over an 18-month period in exchange for the salary reduction. The number of stock options granted was determined using the Black-Scholes option pricing model utilizing assumptions based on current market norms.

(12)	Life insurance premiums paid by the Company.

(13)	Mr. Samek separated from the Company effective May 10, 2002. See page 10 for a discussion of the separation arrangement.

(14)	Includes $109,096 paid to Mr. Samek in 2002 pursuant to the terms of his separation agreement.

(15)	Mr. Samek’s salary was reduced by $17,000 and he received 39,231 stock options at the then fair market value vesting over an 18-month period in exchange for the salary reduction. The number of stock options granted was determined using the Black-Scholes option pricing model utilizing assumptions based on current market norms.

(16)	Represents relocation costs.

GRANTS OF STOCK OPTIONS

      The following table sets forth certain information with respect to individual grants of stock options to the Named Executive Officers during the year ended December 31, 2002.

Options Granted In Last Fiscal Year

Potential Realizable
Individual Grants					Value at Assumed
Annual Rates of
		% of Total			Stock Price
		Options	Exercise		Appreciation for
		Granted to	or Base		Option Term(1)
	Options	Employees in	Price	Expiration
Name	Granted(#)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Emile J. Geisenheimer	—	—	—	—	—	—
Joseph A. Largey	—	—	—	—	—	—
Bruce E. Ross	—	—	—	—	—	—
Lawrence E. Martel, Jr.	—	—	—	—	—	—
Christopher Reiser, Ph.D.	—	—	—	—	—	—
Guy A. Childs	70,000 (2)	20%	$2.07	06/20/2012	91,127	230,933
Paul C. Samek	—	—	—	—	—	—

(1)	Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent the Company’s estimate or projection of the future Common Stock price. Actual gains, if any, on option exercises are dependent upon the future financial performance of the Company, overall market conditions and the option holders’ continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to the date of this Proxy Statement other than the columns reflecting assumed rates of appreciation of 5% and 10%.

(2)	Options vest 25% as of June 20, 2003, and 6.25% on the second day of each calendar quarter thereafter until June 20, 2006.

STOCK OPTION EXERCISES AND FISCAL YEAR-END STOCK OPTION VALUE

      Set forth in the table below is information concerning the value of stock options held on December 31, 2002, by the Named Executive Officers.

Aggregated Option Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

			Number of		Value of Unexercised,
	Shares		Unexercised Options		In-the-Money Options at
	Acquired	Value	Held at Fiscal Year End(#)		Fiscal Year End($)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Emile J. Geisenheimer	—	—	291,667	83,333	$52,500	$—
Joseph A. Largey	—	—	976,195	23,437	137,438	—
Bruce E. Ross	—	—	262,996	20,259	63,176	1,761
Lawrence E. Martel, Jr.	—	—	302,555	14,375	152,164	—
Christopher Reiser, Ph.D.	—	—	163,271	17,575	41,292	246
Guy A. Childs	7,250	$9,700	56,968	83,282	1,109	31,035
Paul C. Samek	—	—	216,731	42,500	85,586	—

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT

AND CHANGE OF CONTROL ARRANGEMENTS

      Messrs. Largey and Samek separated from the Company effective May 10, 2002. In connection with his separation from the Company, Mr. Largey and the Company entered into a separation agreement, pursuant to which (a) Mr. Largey will receive severance payments in the aggregate amount of $290,000 payable over the 12-month period following his separation, (b) the Company will pay that portion of Mr. Largey’s medical and dental insurance for up to 12 months following his separation date equal to the amount the Company would have paid for medical and dental insurance if Mr. Largey had been employed by the Company during such period, (c) Mr. Largey’s options to purchase Common Stock will continue to vest for a period of 12 months following his separation date and must be exercised within such 12 month period or such options will terminate, (d) Mr. Largey retained title to two life insurance policies in his name and agreed to reimburse the Company $260 for premiums paid by the Company on one such policy and (e) Mr. Largey agreed to reimburse the Company for certain expenses in the amount of $18,733 previously paid directly by the Company. In connection with his separation from the Company, Mr. Samek and the Company entered into a separation agreement, pursuant to which (a) Mr. Samek will receive severance payments in the aggregate amount of $183,000 payable over the 12-month period following his separation, (b) the Company will pay that portion of Mr. Samek’s medical and dental insurance for up to 12 months following his separation date equal to the amount the Company would have paid for medical and dental insurance if Mr. Samek had been employed by the Company during such period and (c) Mr. Samek’s options to purchase Common Stock will continue to vest for a period of 12 months following his separation date, and must be exercised within such 12 month period or such options will terminate.

EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of December 31, 2002 about equity awards under the Company’s equity compensation plans:

Number of
securities
remaining
	Number of		available for
	securities to be	Weighted-	future issuance
	issued upon	average	under equity
	exercise of	exercise price	compensation
	outstanding	of outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected
	and rights	and rights	in column (a)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	4,793,848 (2)	$2.86 (2)	2,413,290 (3)
Equity compensation plans not approved by security holders(4)	675,000	3.51	—

Total	5,468,848	$2.94	2,413,290

(1)	These plans consist of: (1) The 1997 Equity Participation Plan of the Spectranetics Corporation, (the “1997 Plan”), (2) The 1991 Equity Participation Plan of the Spectranetics Corporation (the “1991 Plan”), (3) The 1995 Director Equity Participation Plan (the “1995 Director Plan”), (4) The Advanced Interventional Systems Equity Participation Plan (the “AIS Plan”) and (5) The Employee Stock Purchase Plan (the “ESPP Plan”).

(2)	The Company is unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the ESPP Plan or the weighted average exercise price of outstanding rights under the ESPP Plan. Accordingly, the number of shares listed in column (a) and the weighted average exercise price listed in column (b) apply only to options outstanding under the 1997 Plan, the 1991 Plan, the 1995 Director Plan and the AIS Plan. The ESPP Plan provides that shares of the Company’s Common Stock may be purchased at a per share price equal to 85% of the fair market value of the Common Stock at the beginning or end of the six month offering period, whichever is lower.

(3)	Of these shares of Common Stock, 2,121,191 remain available for issuance under the 1997 plan, and 292,099 remain available for issuance under the ESPP Plan. No shares of Common Stock are available for future issuance under the 1991 Plan, the 1995 Director Plan, or the AIS Plan.

(4)	The plans consist of (1) an option agreement between the Company and Joseph A. Largey, dated March 3, 1997 (the “Largey Agreement”), pursuant to which an option to purchase 575,000 shares of Common Stock was granted in connection with Mr. Largey’s hiring as President and Chief Executive Officer of the Company and (2) an option agreement between the Company and Emile Geisenheimer, dated April 17, 1996 (the “Geisenheimer Agreement”), pursuant to which an option to purchase 100,000 shares of Common Stock was granted in return for certain consulting services Mr. Geisenheimer rendered to the Company. The option granted to Mr. Largey had an exercise price of $3.31 per share which was equal to the fair market value of the Company’s Common Stock on the grant date. 25,000 shares vested on March 3, 1997, 137,512 shares vested on March 3, 1998, and 11,458 shares vest on the third day of each month thereafter until March 3, 2001. The option granted to Mr. Geisenheimer had an exercise price of $4.66 per share which was equal to the fair market value of the Company’s Common Stock on the grant date. 50,000 shares vested on April 17, 1997 and 50,000 shares vested on April 17, 1998.

AUDIT COMMITTEE REPORT(1)

      The Audit Committee of the Company’s Board of Directors is comprised of independent directors as required by the listing standards of the Nasdaq National Market. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

      Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles. The role of the Audit Committee is to monitor and oversee these processes on behalf of the Board of Directors.

      In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2002, with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has determined that the non-audit services provided by KPMG are compatible with maintaining the auditor’s independence.

      The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent auditors. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Company’s auditors meet the applicable standards for auditor independence.

      Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

John G. Schulte, Chair(2)
Cornelius C. Bond, Jr.
R. John Fletcher

(1)	The material in this report is not “soliciting material,” is not deemed “filed” under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not to be incorporated by reference to any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

(2)	Mr. Martin Hart was appointed to the Audit Committee in December 2002 and was appointed Chairman of the Audit Committee concurrently with Mr. Schulte’s appointment as President and Chief Executive Officer of the Company. Since Mr. Hart did not serve on the Audit Committee during the period covered by this report, he is not a signatory to this report. Mr. Schulte was the Chairman of the Audit Committee throughout all of 2002.

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT(1)

      The fees paid to KPMG LLP, the Company’s independent auditor, during the 2002 fiscal year are as follows:

Fees Paid

Audit Fees(2)	$91,325
Financial Information Systems Design and Implementation Fees	$—
All Other Fees(3)	$26,000

(1)	The Audit Committee has determined that the non-audit services provided by KPMG LLP are compatible with maintaining the auditor’s independence.

(2)	Includes the aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the 2002 fiscal year and the reviews of the financial statements related to the Company’s Quarterly Reports on Form 10-Q for the 2002 fiscal year.

(3)	Consists of non-audit services, which consist solely of fees associated with the preparation of the Company’s tax returns.

COMPENSATION COMMITTEE REPORT(1)

      Decisions with regard to the compensation of SPNC’s executive officers, including the Named Executive Officers, are generally made by a three-member Compensation Committee of the Board. Each member of the Committee is a non-employee Director. Decisions about awards under certain of SPNC’s stock-based compensation plans are made by the Committee and typically reported to the Board. All other decisions by the Committee relating to compensation of SPNC’s executive officers are reviewed by the Board. Generally, the Committee meets in February following the end of a particular fiscal year to consider bonus compensation and to consider prospective salary adjustments. In addition, the Committee meets on an as-needed basis throughout the year.

Executive Officer Compensation Policies

      The Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with SPNC’s performance, recognize individual initiative and achievements, and assist SPNC in attracting and retaining qualified executives. The Committee relies in large part on independent compensation studies for the determination of competitive compensation.

      In order to implement these objectives, SPNC has developed a straightforward compensation approach. In general, SPNC compensates its executive officers through a combination of base salary, annual incentive compensation in the form of cash bonuses, and long-term incentive compensation in the form of stock options. In addition, executive officers participate in benefit plans, including medical, dental, stock purchase and 401(k), that are available generally to SPNC’s employees.

Base Salary

      Base salary levels for SPNC’s executive officers are set generally at or slightly below the market level in relation to the salary levels of executive officers in other companies within the medical device industry or other companies of comparable size, taking into consideration the position’s complexity, responsibility and need for special expertise. In reviewing salaries in individual cases the Compensation Committee also takes into account individual experience and performance. In establishing the salary levels against the range of

(1)	The material in this report is not “soliciting material,” is not deemed “filed” under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not to be incorporated by reference to any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

comparable companies, the Compensation Committee considers salaries and bonuses in determining the competitiveness of the total compensation package.

Annual Incentive Compensation

      The Compensation Committee reviews and approves all bonus payments made to SPNC’s executive officers. Payment of bonuses is determined by both corporate and individual performance criteria. In 2002 the bonus targets for executive officers were based on meeting performance objectives for revenue, gross margin, operating income and cash flow. Bonuses ranging from 27% to 40% of base salaries were awarded to executive officers for the year ended December 31, 2002.

Long-term Incentive Compensation

      SPNC provides long-term incentive compensation through its stock option plan. The exercise price of each option grant is equal to the fair market value of the Company’s common stock on the date of grant. The number of shares covered by any grant is generally determined by the position, the executive officer’s salary at the time of grant, amounts granted in previous years, and the then current stock price. In special cases, however, grants may be made to reflect increased responsibilities or reward extraordinary performance. In some cases, vesting may be tied to the Company’s performance over a period of time

Compensation Paid to the Chief Executive Officer

      The Board establishes the Chief Executive Officer’s compensation package based upon the general factors discussed above and upon an evaluation of compensation paid to chief executive officers of comparable public companies and other companies in SPNC’s industry. The compensation package includes base salary, participation in the annual bonus incentive program, and stock option grants subject to approval by the Compensation Committee. Mr. Largey served as President and Chief Executive Officer until his separation from the Company on May 10, 2002.

      Prior to his separation, Mr. Largey’s annual base salary was $290,000. Mr. Largey was eligible for bonus compensation up to 65% of his base salary based on the attainment of performance targets for revenue, gross margin, net income, and cash flow. Mr. Largey did not receive a bonus for 2002. See page 10 for a discussion of Mr. Largey’s separation agreement.

      Mr. Geisenheimer was appointed Acting President and Chief Executive Officer in May 2002 and did not receive any additional compensation while in this role. During 2002, Mr. Geisenheimer did receive a retainer, which has been in place since 1996, of $75,000 for his service as Chairman of the Board of Directors.

      In January 2003, John G. Schulte was appointed President and Chief Executive Officer. Mr. Schulte’s annual salary is $300,000 and he is eligible for incentive compensation of up to 75% of his annual salary based on achievement of targeted performance objectives approved by the Compensation Committee. The Company paid three months of temporary living expenses for Mr. Schulte and he was paid a $30,000 one-time bonus concurrent with his hire date. Mr. Schulte was granted non-qualified options, containing certain performance-based features, to purchase 600,000 shares of common stock at an exercise price of $2.63, which was equal to the fair market value of the Company’s common stock on the grant date. The options were granted in three separate grants with vesting schedules as described below:

1.	200,000 shares vest over a four-year period with 25% vesting after one year from the grant date and 6.25% on the second day of each calendar quarter thereafter (“standard vesting schedule”).

2.	150,000 shares vest on the standard vesting schedule only if achievement of a market value trigger of $8 per share is attained at any time during the four years following the option grant. If the market value trigger is not achieved, the options will be fully vested after nine years and six months following the option grant date.

3.	250,000 shares vest on the standard vesting schedule only if achievement of a market value trigger of $10 per share is attained at any time during the four years following the option grant. If the market value trigger is not achieved, the options will be fully vested after nine years and six months following the option grant date.

Certain Tax Considerations

      During 1995 the Internal Revenue Code of 1986 (the “Code”) was amended to include a provision that denies a deduction to any publicly held corporation for compensation paid to any “covered employee” (defined as the Chief Executive Officer and the corporation’s other four most highly compensated officers as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation payable pursuant to written binding agreements entered into before February 18, 1993, and compensation that constitutes “performance-based compensation” is excludable in applying the $1 million limit. It is SPNC’s policy to qualify compensation paid to its top executives in a manner consistent with SPNC’s compensation policies, for deductibility under this law in order to maximize SPNC’s income tax deductions.

Cornelius C. Bond, Jr., Chair
R. John Fletcher
Joseph M. Ruggio, M.D.

STOCK PRICE PERFORMANCE GRAPH

      The Stock Price Performance Graph set forth below compares the cumulative total shareholder return on SPNC Common Stock for the period from December 31, 1997, to December 31, 2002, with the cumulative total return on the NASDAQ Composite Index, and a sub-index of the NASDAQ Composite Index entitled “NASDAQ Medical Devices, Instruments and Supplies, Manufacturers and Distributors Stocks” (NASDAQ Medical) (assuming the investment of $100 in SPNC Common Stock, the NASDAQ Composite Index and the NASDAQ Medical on December 31, 1997, and reinvestment of all dividends). The stock price performance shown on the graph below is not indicative of future price performance.

	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002

SPNC	100.00	91.05	125.40	42.48	115.86	79.29
NASDAQ Medical	100.00	111.33	134.83	139.10	152.93	123.77
NASDAQ Composite	100.00	140.99	261.48	157.77	125.16	86.53

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      In 2002, Mr. Bond was a member of the Compensation Committee for the entire year and Messrs. Fletcher, Lent, Woodall and Ruggio served on the Compensation Committee for varying periods of time during the year. No executive officer of the Company served in 2002 as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers who served in 2002 on the Board or as a member of the Company’s Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers (“NASD”). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of copies of such forms received by it with respect to fiscal 2002, or written representations from certain reporting persons, the Company believes that all of its directors and executive officers and persons who own more than 10% of the Common Stock have complied with the reporting requirements of Section 16(a), except Form 3’s (initial filing) for Messrs. Fletcher and Lent were filed late; and Form 4’s for purchases of Common Stock by Messrs. Childs, Ross and Schulte were filed late.

ELECTION OF DIRECTORS

(Proposal No. 1)

      The current number of members of the Board of Directors is six (6). There is currently an open seat on the Board of Directors and a recruiting process is ongoing, with assistance provided by Heidrick & Struggles. The term of R. John Fletcher expires at this meeting. The Board of Directors recommends that R. John Fletcher be re-elected to the Board of Directors for a three-year term which will expire at the Company’s Annual Meeting in 2006, or when their successor is duly elected and qualified.

      The nominee has expressed his willingness to serve, but if because of circumstances not contemplated the nominee is not available for election, the Proxy holders named in the enclosed Proxy intend to vote for such other person or persons as the Board of Directors may nominate. Information with respect to Mr. Fletcher is set forth in the section entitled “BUSINESS EXPERIENCE OF DIRECTORS.”

Vote and Recommendation

      Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Meeting. Abstentions as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the nominee named above.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE PERSON NOMINATED AS DIRECTOR.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal No. 2)

      Action is to be taken by the shareholders at the Meeting with respect to the ratification of the selection by the Company’s Board of Directors, upon recommendation of the Audit Committee, of KPMG LLP to be the independent auditors of the Company for the fiscal year ended December 31, 2002. KPMG LLP has served as the Company’s independent auditors since January 1985. KPMG LLP does not have, and has not had at any time, any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Neither the Company, nor any officer, director, or associate of the Company, has any interest in KPMG LLP. The ratification of the independent auditors for the Company for the current year will require the affirmative vote of the holders of a majority of the shares of Common Stock represented and voting in person or by Proxy at the Meeting.

      A representative of KPMG LLP will be present at the Meeting and will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF SUCH APPOINTMENT.

NOTICE REGARDING DELIVERY OF SHAREHOLDER DOCUMENTS

      As permitted by the Securities and Exchange Commission’s proxy rules, the Company will deliver only one annual report and one proxy statement to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of those shareholders. This practice is designed to reduce our printing and mailing costs. The Company will, upon written or oral request, promptly deliver a separate copy of the annual report and/or proxy statement to a shareholder at a shared address to which single copies of the documents were delivered. You may make such request by contacting the Company’s Chief Financial Officer at 96 Talamine Court, Colorado Springs, Colorado 80907, telephone (719) 633-8333. Shareholders wishing to receive a separate annual report and/or proxy statement in the future or shareholders sharing an address wishing to receive a single copy of each of the annual report and proxy statement in the future may also contact the Company’s Chief Financial Officer as referenced above.

OTHER MATTERS

      The Board of Directors knows of no other matters, other than the matters set forth in this Proxy Statement, to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment or adjournments thereof, the persons named in the accompanying Proxy will vote such Proxy in accordance with their best judgment on any such matter. The persons named in the accompanying Proxy will also, if in their judgment it is deemed to be advisable, vote to adjourn the Meeting from time to time.

DATE OF RECEIPT OF SHAREHOLDER PROPOSALS

      Under the applicable rules of the SEC, a stockholder who wishes to submit a director nomination or a proposal for inclusion in the proxy statement of the Board of Directors for the Annual Meeting of Shareholders to be held in 2004 must submit such proposal in writing to the Secretary of the Company at the Company’s principal executive offices no later than January 1, 2004. In addition, all stockholder proposals for inclusion in the proxy statement for the Annual Meeting of Shareholders to be held in 2004 must comply with the requirements of SEC Rule 14a-8 under the Exchange Act. The Company’s By-laws provide that stockholders desiring to nominate a director or bring any other business before the shareholders at an annual meeting (but that would not be included in the Company’s proxy statement) must notify the Secretary of the Company thereof in writing no earlier than 90 days prior to the meeting and no later than the later of 60 days prior to the meeting date or 10 days following the public announcement of the meeting date by the Company. Such notice must set forth certain information specified in the Company’s By-Laws, as amended.

BY ORDER OF THE BOARD OF DIRECTORS

JOHN G. SCHULTE
President and Chief Executive Officer

Dated April 29, 2003

      PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED, AS IT WILL SAVE THE EXPENSE OF A FURTHER MAILING.

THE SPECTRANETICS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, June 26, 2003
10:00 a.m. (MDT)

Antlers Adam’s Mark Hotel
4 S. Cascade Avenue
Colorado Springs, CO

THE SPECTRANETICS CORPORATION 96 Talamine Court Colorado Springs, CO 80907	Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 26, 2003.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint John G. Schulte and Guy A. Childs, and each of them, with full power of substitution, to vote your shares on matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof.

See reverse for voting instructions.